Exhibit 1

23 January 2007

Manager Companies
Company Announcements Office
Australian Stock Exchange Ltd
Level 4, Stock Exchange Centre
20 Bridge St
Sydney NSW 2000

Dear Sir

Rinker Group Limited (“Rinker”)
Release of Quarter 3 trading update for the period ended 31 December 2006

This is to advise that Rinker’s next quarterly trading update will be released to the Australian Stock Exchange on Tuesday 30 January 2007 (Sydney time).

The update will be for the third quarter ended 31 December 2006 and for the nine months of the fiscal year (12 months ended 31 March 2007), to that date.

The announcement will be accessible from Rinker’s website www.rinker.com

Following the release, a conference call by Rinker’s CEO to market analysts and fund managers will be held at 9:00am Sydney time (corresponding to 5:00pm on Monday 29 January in New York).

Members of the public can listen to a live audio transmission of the conference call on Rinker’s website www.rinker.com or by phoning + 61 (0)3 8660 4907 (PIN 6271986). An archive of this broadcast will be available on the website from shortly after conclusion of the conference call.

Rinker is one of the world’s top 10 construction materials groups, with operations in aggregates, cement, concrete, asphalt and concrete pipe and products. Annual revenue is over US$5.1 billion. Rinker has over 13,000 employees in 774 sites across the US, Australia and China. Around 80% of group revenue comes from the US subsidiary, Rinker Materials Corporation.

Yours faithfully

Luke Keighery
Manager Investor Services

Rinker Group Limited ABN 53003433118
Level 8, Tower B, 799 Pacific Highway, Chatswood NSW 2067 PO Box 5697, West Chatswood NSW 1515
Telephone (02) 9412 6600 Facsimile (02) 9412 6666